UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2012 (July 13, 2012)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Bob Evans Farms, Inc. (the “Company”) has nominated Mary Kay Haben to serve on the Company’s Board of Directors. The shareholders will vote upon Ms. Haben’s nomination at the Company’s Annual Stockholder meeting to be held on August 22, 2012. From April, 2007 until retirement in February 2011, Ms. Haben served as the President-North America for the Wm. Wrigley Jr. Company, Chicago, Illinois, a leading confectionary company. Prior to that position, from June 1979 until February, 2007, Ms. Haben was an executive for Kraft Foods Inc., Northfield, Illinois. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business and a B.S. in Business Administration from the University of Illinois-Urbana-Champaign.

Ms. Haben has been nominated to serve as a director because of her substantial experience as a brand builder and consumer products business leader, experience in marketing efforts in emerging social media, marketing innovation and brand positioning, as well as with acquisitions and productivity initiatives.

Bryan G. Stockton, a current Board Member, has decided not to stand for re-election at the 2012 Annual Stockholders meeting in order to devote more time to professional and personal obligations given his promotion to the Chief Executive Officer position at Mattel, Inc. (NASDAQ: MAT). There exists no disagreement with the registrant, on any matter relating to the registrant’s operations, policies or practices.

Mr. Stockton, who first joined the board in 2006, will continue to serve through our 2012 Annual Stockholders meeting. We are extremely grateful for his service and dedication to the Company and its stockholders, having served our Board with distinction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 13, 2012

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary